EXHIBIT 99.1

WALTER INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Walter Industries, Inc. (“Walter”) and Mueller Water Products, LLC (“Mueller”) after giving effect to the acquisition of Mueller (“the Acquisition”), borrowings under the $675 million long-term credit agreement (“2005 Walter Credit Agreement”) and the $1,195 million long-term credit agreement (“2005 Mueller Credit Agreement”), and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2005 is presented as if the Acquisition and borrowings under the credit agreements occurred on September 30, 2005. The unaudited pro forma condensed combined statement of operations of Walter and Mueller for the nine months ended September 30, 2005 is presented as if the Acquisition and borrowings under the credit agreements had taken place on January 1, 2004 and were carried forward through September 30, 2005.  The unaudited pro forma condensed combined statement of operations of Walter and Mueller for the year ended December 31, 2004 is presented as if the Acquisition and borrowings under the credit agreements had taken place on January 1, 2004 and were carried forward through December 31, 2004.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Acquisition and borrowings under the credit agreements been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Walter or Mueller.  The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements also do not include the effects of restructuring certain activities of pre-acquisition operations.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Walter and Mueller (included in each company’s respective annual reports on Form 10-K and quarterly reports on Form 10-Q).

WALTER INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2005

(unaudited)

	Historical
	September 30, 2005		Pro Forma		Pro Forma
(in thousands)	Walter	Mueller (a)	Adjustments		Combined

ASSETS

Cash and cash equivalents	$20,547	$112,800	$(82,719	)(b)	$50,628
Short-term investments, restricted	93,289	—	—		93,289
Instalment notes receivable, net of allowance of $12,306	1,688,080	—	—		1,688,080
Receivables, net	204,977	177,400	—		382,377
Income tax receivable	19,834	—	—		19,834
Inventories	290,559	303,000	70,184	(c)	663,743
Prepaid expenses	19,642	31,100	(2,265	)(d)	48,477
Property, plant and equipment, net	379,184	168,000	47,549	(e)	594,733
Investments	6,095	—	—		6,095
Deferred income taxes	34,131	45,200	(79,331	)(f)	—
Unamortized debt expense	32,883	32,200	12,607	(g)	77,690
Other long-term assets, net	48,814	1,500	(900	)(h)	49,414
Other intangibles	9,647	52,400	803,519	(i)	865,566
Goodwill, net	132,516	163,200	654,441	(j)	950,157
	$2,980,198	$1,086,800	$1,423,085		$5,490,083

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$110,664	$63,300	$—		$173,964
Accrued expenses	141,850	88,100	(3,075	)(k)	226,875
Debt:
Mortgage-backed/asset-backed notes	1,664,263	—	—		1,664,263
Senior debt	10,000	1,055,700	987,039	(l)	2,052,739
Convertible senior subordinated notes	175,000	—	—		175,000
Accrued interest	16,932	15,200	(2,140	)(m)	29,992
Accumulated postretirement benefits obligation	277,563	37,700	2,404	(n)	317,667
Deferred income taxes	—	—	265,898	(f)	265,898
Other long-term liabilities	221,855	1,500	—		223,355
Total liabilities	2,618,127	1,261,500	1,250,126		5,129,753

Redeemable common stock	—	1,700	(1,700	)(o)	—

Stockholders’ equity (deficit)
Common stock series A	597	1,300	(1,300	)(o)	597
Common stock series B	—	900	(900	)(o)	—
Capital in excess of par value	1,207,375	—	—		1,207,375
Accumulated deficit	(528,605)	(169,000)	167,259	(o)	(530,346)
Treasury stock	(259,317)	—	—		(259,317)
Accumulated other comprehensive loss	(57,979)	(9,600)	9,600	(o)	(57,979)
Total stockholders’ equity (deficit)	362,071	(176,400)	174,659		360,330
	$2,980,198	$1,086,800	$1,423,085		$5,490,083

See notes to unaudited pro forma condensed combined financial statements.

WALTER INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2005

(unaudited)

	Historical
	September 30, 2005		Pro Forma		Pro Forma
(in thousands)	Walter	Mueller (a)	Adjustments		Combined

Net sales and revenues:
Net sales	$1,012,817	$892,800	$—		$1,905,617
Interest income on instalment notes	157,580	—	—		157,580
Miscellaneous	16,063	1,300	—		17,363
	1,186,460	894,100	—		2,080,560

Cost and expenses:
Cost of sales (exclusive of depreciation)	749,024	587,066			1,336,090
Depreciation	43,063	32,300	(297	)(q)	75,066
Selling, general and administrative	144,913	129,234	(3,075	)(u)	271,072
Provision for losses on instalment notes	8,210	—	—		8,210
Postretirement benefits	9,712	—	—		9,712
Interest expense – mortgage-backed/asset-backed notes	92,583	—	—		92,583
Interest expense – corporate debt	11,304	70,100	38,998	(r)	120,402
Amortization of other intangibles	2,823	2,000	17,879	(s)	22,702
Provision for estimated hurricane insurance losses	12,200	—	—		12,200
Restructuring and impairment (credits) charges	(633)	1,600	—		967
	1,073,199	822,300	53,505		1,949,004

Income from continuing operations before income tax expense	113,261	71,800	(53,505)		131,556
Income tax expense	(32,228)	(28,900)	21,402	(t)	(39,726)

Income from continuing operations	81,033	42,900	(32,103)		91,830
Discontinued operations, net of income taxes	(590)	—	—		(590)
Net income	$80,443	$42,900	$(32,103)		$91,240

Basic income per share:
Income from continuing operations	$2.11				$2.38
Discontinued operations	(0.01)				(0.01)
Net income	$2.10				$2.37

Diluted income per share:
Income from continuing operations	$1.72				$1.93
Discontinued operations	(0.01)				(0.01)
Net income	$1.71				$1.92

See notes to unaudited pro forma condensed combined financial statements.

WALTER INDUSTRIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

(unaudited)

	Historical
	December 31, 2004		Pro Forma		Pro Forma
(in thousands)	Walter	Mueller (a)	Adjustments		Combined

Net sales and revenues:
Net sales	$1,224,274	$1,085,100	$—		$2,309,374
Interest income on instalment notes	220,041	—	—		220,041
Miscellaneous	17,407	800	—		18,207
	1,461,722	1,085,900	—		2,547,622

Cost and expenses:
Cost of sales (exclusive of depreciation)	960,847	722,439	—		1,683,286
Depreciation	60,220	45,500	(2,930	)(q)	102,790
Selling, general and administrative	207,451	178,661	—		386,112
Provision for losses on instalment notes	12,402	—	—		12,402
Postretirement benefits	8,140	—	—		8,140
Interest expense – mortgage-backed/asset-backed notes	127,273	—	—		127,273
Interest expense – corporate debt	18,687	71,500	48,337	(r)	138,524
Amortization of other intangibles	4,976	12,500	14,305	(s)	31,781
Provision for estimated hurricane insurance losses	3,983	—	—		3,983
Restructuring and impairment charges	591	1,000	—		1,591
	1,404,570	1,031,600	59,712		2,495,882

Income from operations before income tax expense	57,152	54,300	(59,712)		51,740
Income tax expense	(7,235)	(18,300)	23,885	(t)	(1,650)
Net income	$49,917	$36,000	$(35,827)		$50,090

Basic income per share:	$1.29				$1.30

Diluted income per share:	$1.14				$1.15

See notes to unaudited pro forma condensed combined financial statements.

WALTER INDUSTRIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Walter Industries, Inc. (“Walter”) and Mueller Water Products, LLC (“Mueller”) after giving effect to the acquisition of Mueller (“the Acquisition”), borrowings under the $675 million long-term credit agreement (“2005 Walter Credit Agreement”) and the $1,195 million long-term credit agreement (“2005 Mueller Credit Agreement”), and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  Mueller’s year ends on September 30, and its historical results have been aligned to more closely conform to Walter’s December 31 year end by adding the Mueller information for the quarter ended December 31, 2004 to Mueller’s information for the year ended September 30, 2004 and deducting the Mueller information for the quarter ended December 31, 2003.  In addition, certain historical Mueller balances have been reclassified to conform to Walter’s unclassified financial statement presentation.

The unaudited pro forma condensed combined balance sheet as of September 30, 2005 is presented as if the Acquisition and borrowings under the credit agreements occurred on September 30, 2005. The unaudited pro forma condensed combined statement of operations of Walter and Mueller for the nine months ended September 30, 2005 is presented as if the Acquisition and borrowings under the credit agreements had taken place on January 1, 2004 and were carried forward through September 30, 2005.  The unaudited pro forma condensed combined statement of operations of Walter and Mueller for the year ended December 31, 2004 is presented as if the Acquisition and borrowings under the credit agreements had taken place on January 1, 2004 and were carried forward through December 31, 2004.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Acquisition and borrowings under the credit agreements been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Walter or Mueller.  The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements also do not include the effects of restructuring certain activities of pre-acquisition operations.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Walter and Mueller (included in its respective annual reports on Form 10-K and quarterly reports on Form 10-Q).

2.  ACQUISITION

On October 3, 2005, pursuant to the agreement dated June 17, 2005, Walter Industries, Inc. acquired all of the outstanding common stock of Mueller Water Products, Inc. for $928.6 million.  Transaction costs related to the acquisition were $14.8 million.  In conjunction with the acquisition, United States Pipe and Foundry LLC (“U.S. Pipe”), a wholly-owned subsidiary of Walter, was contributed in a series of transactions to Mueller’s wholly-owned subsidiary, Mueller Group, LLC (“Mueller Group”).

Walter’s acquisition of Mueller has been accounted for as a business combination.  Assets acquired and liabilities assumed were recorded at their fair values as of October 3, 2005.  The total purchase price is $943.4 million, including acquisition related transaction costs and is comprised of ($ in millions):

Acquisition of the outstanding common stock of Mueller	$928.6
Acquisition-related transaction costs	14.8
Total purchase price	$943.4

Acquisition-related transaction costs include investment banking, legal and accounting fees and other external costs directly related to the Acquisition.

Under business combination accounting, the purchase price will be allocated to Mueller’s net tangible and identifiable intangible assets based on their fair values as of October 3, 2005.  The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based on current fair values, the purchase price was allocated as follows (in millions):

Receivables, net	$177.4
Inventory	373.2
Property, plant and equipment	215.5
Identifiable intangible assets	855.9
Goodwill	817.6
Net other assets	376.5
Net deferred tax liabilities	(300.0)
Debt	(1,572.7)
Total purchase price allocation	$943.4

Receivables are short-term trade receivables and their net book value approximates current fair value.

Finished goods inventory is valued at estimated selling price less cost of disposal and reasonable profit allowance for the selling effort.  Work in process inventory is valued at estimated selling price of finished goods less costs to complete, cost of disposal and a reasonable profit allowance for the completing and selling effort.  Raw materials are valued at book value, which approximates current replacement cost.

Property, plant and equipment is valued at the current replacement cost.  Depreciation related to the property, plant and equipment adjustment is reflected in the pro forma condensed combined statements of operation.  Property, plant and equipment were as follows (in millions):

Land and land improvements	$19.4
Buildings	46.5
Machinery and equipment	131.1
Other	18.5
Total property, plant and equipment	$215.5

Identifiable intangible assets were as follows (in millions):

		Amortization Period
Trade name and trademark	$403.0	Indefinite
Technology	56.3	10 years
Customer relationships	396.6	19 years
Total identifiable intangible assets	$855,9

Identifiable intangible assets acquired consist of trade name, trademark, technology and customer relationships and were valued at their current fair value.  Trade name and trademark relate to Mueller, Anvil, Hersey, Henry Pratt and James Jones.  Technology represents processes related to the design and development of products.  Customer relationships represent the recurring nature of sales to current distributors, municipalities, contractors and other end customers regardless of their contractual nature.  The amortization related to the fair value adjustments of these definite-lived intangible assets is reflected in the pro forma condensed combined statements of operations.

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired.  Goodwill is not amortized, but rather is tested for impairment at least annually.  In the event we determine the book value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Net other assets include cash, prepaid expenses, unamortized debt expense, accounts payable, accrued expenses and accumulated postretirement benefit obligations and were valued at their approximate current fair value.  After the purchase price allocation, Mueller paid a $444.5 million dividend to Walter, $20.0 million for transaction expenses and $10.0 million in employee-related costs, and such payments are reflected in the pro forma condensed combined financial statements.

Net deferred tax liabilities include the tax effects of fair value adjustments related to identifiable intangible assets and net tangible assets.

Debt is valued at fair market value as of October 3, 2005.  The accretion related to fair value adjustments is amortized over the remaining term of the public debt and is reflected in the pro forma condensed combined statements of operation.  On October 3, 2005, immediately preceding the Acquisition, Mueller issued $1,075.0 million in debt under the Mueller Credit Agreement and paid $618.0 million to extinguish existing debt.

3.  CREDIT AGREEMENTS

On October 3, 2005, Walter entered into the 2005 Walter Credit Agreement consisting of a $225 million senior secured revolving credit facility maturing in October 2010 and a $450 million senior secured term loan maturing in October 2012.  The 2005 Walter Credit Agreement is a secured obligation of the Company and substantially all of the wholly-owned domestic subsidiaries of the Company other than Mueller and its subsidiaries.  The term loan requires quarterly principal payments of $1.1 million through October 3, 2012, at which point in time the remaining principal outstanding is due.  The commitment fee on the unused portion of the revolving credit facility is 0.50% and the interest rate is a floating rate of 225 basis points over LIBOR.  The term loan carries a floating interest rate of 200 basis points over LIBOR.  Proceeds of the 2005 Walter Credit Agreement were approximately $468.8 million, net of approximately $11.2 million of underwriting fees and expenses, which will be amortized over the life of the loans.  Approximately $10.0 million of the proceeds was used to retire the previous revolving credit facility and unpaid accrued interest. The remaining proceeds were used to finance the acquisition of Mueller.

On October 3, 2005, Mueller Group, LLC entered into the 2005 Mueller Credit Agreement consisting of a $145 million senior secured revolving credit facility maturing in October 2010 and a $1,050 million senior secured term loan maturing in October 2012.  The 2005 Mueller Credit Agreement is a secured obligation of Mueller Group, LLC and substantially all of the wholly-owned domestic subsidiaries of Mueller Group, LLC, including U.S. Pipe.  Proceeds from the 2005 Mueller Credit Agreement were approximately $1,053.4 million, net of approximately $21.6 million of underwriting fees and expenses, which will be amortized over the life of the loans.  The proceeds were used to retire the previous Senior Credit Facility of $512.8 million, the Senior Secured Notes of $100.0 million, and finance the acquisition of Mueller by Walter.  The term loan requires quarterly principal payments of $2.6 million through October 3, 2012, at which point in time the remaining principal outstanding is due.  The commitment fee on the unused portion of the revolving credit facility is 0.50% and the interest rate is a floating rate of 250 basis points over LIBOR.  The term loan carries a floating interest rate of 225 basis points over LIBOR.

4.  PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(a)          Certain reclassifications have been made to historical Mueller Water Products in order to conform to Walter’s unclassified financial statements presentation.

(b)         Net cash outflows associated with obtaining new debt $1,555.0 million, extinguishment of old debt ($628.0 million), payment of purchase price ($928.6 million) and payment of debt and transaction-related fees and expenses ($81.1 million).

(c)          Adjustment to reflect fair values assigned to inventory.

(d)         Adjustment to remove preacquisition transaction fees from prepaid expenses.  Such fees were included in the total purchase price of Mueller and included in goodwill.

(e)          Adjustment to reflect fair values assigned to property, plant and equipment.

(f)            Adjustment to reflect net deferred tax liabilities as a result of the acquired assets of Mueller.

(g)         Net adjustment reflects the capitalization of approximately $35.2 million in debt issuance costs associated with Walter and Mueller credit facilities and approximately $22.5 million in write-offs of debt issuance costs resulting from the extinguishment of debt associated with the transaction.

(h)         Adjustment to reflect the reversal of previously recorded pension intangible.

(i)             Adjustment of $803.5 million to reflect Mueller’s intangible assets identified and the fair values assigned of approximately $855.9 million, net of derecognition of a previous pension intangible of approximately $0.9 million.

(j)             Adjustment reflects goodwill from the acquisition after allocating the purchase price to the fair value of net assets and liabilities acquired.

(k)          Adjustment to reflect the payment of accrued seller transaction fees.

(l)             Net adjustment to current and long-term debt is as follows (in millions):

New Walter Term Loan	$450.0
New Mueller Term Loan	1,050.0
New Walter Revolving Credit Facility	30.0
New Mueller Revolving Credit Facility	25.0
Payoff of existing Walter Revolving Credit Facility	(10.0)
Payoff of existing Mueller Term Loan	(512.8)
Payoff of existing Mueller Senior Secured Notes	(100.0)
Fair value adjustment to existing Mueller public debt	54.8
$987.0

(m)       Adjustment to reflect the payment of accrued interest related to the extinguishment of Mueller Term Debt and Senior Secured Notes.

(n)         Adjustment to reflect the fair value of acquired pension liability.

(o)         Net adjustments to eliminate Mueller’s equity and redeemable common stock and to recognize the write-off of unamortized debt expenses of approximately $1.7 million.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:

(q)         Adjustment to reflect the decrease in depreciation expense calculated over the estimated useful lives of the acquired fixed assets – see (e).  The decrease in depreciation expense in relation to the increase in basis for property, plant and equipment represents adjustments to the remaining lives of the assets to reflect their expected economic life.

(r)            Net adjustment consists of an increase in interest expense for new debt obtained in connection with the acquisition along with additional amortization of new deferred financing fees in excess of amounts previously recorded, net of the decrease in interest expense resulting from the fair value adjustment of Mueller long-term debt.  The difference between the fair value and the face amount of each borrowing is amortized as a reduction in interest expense over the remaining term of the borrowing.

(s)          Adjustment to increase amortization expense for the fair value of intangible assets – see (h).

(t)            Adjustment to reflect the tax effect of pro forma adjustments at a 40% effective rate.

(u)         Adjustment to reflect seller expenses incurred prior to September 30, 2005.

5.  PRO FORMA EARNINGS PER SHARE

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of Walter common stock.

	For the year ended	For the nine months ended
	December 31, 2004	September 30, 2005

Basic, as reported and pro forma	38,581,893	38,325,408
Diluted, as reported and pro forma	46,254,746	48,960,982